Exhibit 99.1

Roivant and Priovant Announce Positive Phase 3 VALOR Study Results for Brepocitinib in 52-Week Placebo-Controlled Trial in Dermatomyositis (DM)

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Once-daily oral brepocitinib 30 mg demonstrated clinically meaningful and statistically significant improvement compared to placebo on the primary endpoint and all nine key secondary endpoints, including measurements of skin disease, muscle disease, steroid-sparing effect, and rapidity of onset

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On the primary endpoint, brepocitinib 30 mg achieved a week 52 mean Total Improvement Score (TIS) of 46.5 compared to 31.2 for placebo (p=0.0006), even with nearly twice as many patients coming off background steroids on brepocitinib 30 mg compared to placebo

•	More than two thirds of brepocitinib 30 mg patients experienced at least a moderate response (TIS≥40), and nearly half experienced a major response (TIS≥60)
•	Consistent dose response was seen between 30 mg and 15 mg dose arms, establishing 30 mg dose as optimal in this setting
•	Safety profile was consistent with previous clinical trials of brepocitinib and NDA filing is planned for calendar 1H 2026
•	Roivant will host an investor call to discuss these updates today, September 17, 2025, at 8:00 a.m. EDT

BASEL, Switzerland, LONDON, NEW YORK and DURHAM, NC, September 17, 2025 (GLOBE NEWSWIRE) – Roivant (Nasdaq: ROIV) and Priovant Therapeutics today announced positive results from the Phase 3 VALOR study evaluating brepocitinib in dermatomyositis (DM).

On the primary endpoint, brepocitinib 30 mg achieved a week 52 mean TIS of 46.5 compared to 31.2 for placebo (p=0.0006). A statistically significant difference between brepocitinib 30 mg and placebo on mean TIS was seen at all time points, including as early as week 4. This result represents the first ever positive outcome for a 52-week placebo-controlled trial in DM, and the first ever positive registrational trial for a targeted therapy in DM.

“Dermatomyositis is an incredibly debilitating autoimmune disease for patients, and we urgently need novel, approved efficacious therapies,” said Dr. Ruth Ann Vleugels, M.D., M.P.H., M.B.A., Heidi and Scott C. Schuster Distinguished Chair in Dermatology, Founding Director of the Autoimmune Skin Disease Center and Connective Tissue Disease Clinics at Brigham and Women’s Hospital and Program Director for the Dermatology-Rheumatology Fellowship at Harvard Medical School. “The VALOR study’s success represents a groundbreaking moment for the dermatomyositis field, and the results reinforce brepocitinib’s potential to serve as a deeply impactful treatment option for a substantial number of dermatomyositis patients once approved.”

Brepocitinib also demonstrated clinically meaningful and statistically significant improvement over placebo on all nine key secondary endpoints. Dose-dependent response between brepocitinib 30 mg and brepocitinib 15 mg was seen consistently across the primary and secondary endpoints.

Approximately 75% of patients entered the VALOR study on background steroids, with a mean baseline dose of 12.2 mg/day in the brepocitinib 30 mg arm and 11.3 mg/day in the placebo arm. Of these patients on background steroids, 62% of brepocitinib 30 mg patients achieved a steroid dose ≤2.5 mg/day by the end of the study (compared to 34% for placebo) and 42% of brepocitinib 30 mg patients were able to come off steroids altogether (compared to 23% for placebo).

Even against this backdrop, clinical improvement in the brepocitinib 30 mg arm was rapid, deep, lasting and broad, both in absolute terms and relative to placebo:

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Brepocitinib demonstrated clinically meaningful and statistically significant improvement relative to placebo on the CDASI (skin), MMT-8 (motor strength) and HAQ-Disability Index (patient questionnaire around daily living activities requiring functional muscle strength, like getting dressed or walking up five steps).

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More than two-thirds of brepocitinib 30 mg patients experienced at least a moderate response (TIS≥40), and nearly half experienced a major response (TIS≥60); of patients who entered the trial with moderate-to-severe skin disease, 44% on brepocitinib 30 mg achieved cutaneous clinical remission by week 52, compared to 21% on placebo.

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Both TIS and CDASI achieved statistically significant separation from placebo as early as week 4 and sustained that separation at every assessment out to one year; median time to a TIS≥40 response was approximately 8 weeks.

The observed brepocitinib 30 mg safety profile was consistent with previous brepocitinib clinical trials. Adverse events of special interest (AESIs), which included malignancy, cardiovascular events, and thromboembolic events, did not occur with greater frequency in the brepocitinib 30 mg arm than the placebo arm.

“We are thrilled with the results of the VALOR study, and I would like to thank all of the patients, investigators, and study site staff who contributed to this important research achievement,” said Ben Zimmer, Priovant CEO. “We are excited to continue working towards the rapid approval of brepocitinib in dermatomyositis and our broader goal of developing brepocitinib as a transformational therapy for multiple highly morbid autoimmune diseases where the need for novel efficacious therapies is greatest.”

“The VALOR study is a hallmark example of what Roivant does best: identify a high value program with a differentiated mechanism of action, focus on creative development plans in indications like DM with high unmet need, and deliver on clinical execution excellence,” said Mayukh Sukhatme, Roivant President and Chief Investment Officer. “I am extremely proud of Roivant’s continued track record with VALOR as the 12th consecutive positive Phase 3 study for the company – an unparalleled achievement and a testament to Roivant’s unrelenting focus on clinical strategy and execution.”

Priovant plans to file an NDA for brepocitinib in dermatomyositis in the first half of 2026.

About Dermatomyositis
Dermatomyositis (DM) is a multi-organ idiopathic inflammatory condition that affects approximately 50,000 adults in the United States. DM is characterized by debilitating muscle weakness and skin lesions. DM-related muscle weakness causes significant impairment to daily living activities, such as walking up stairs, carrying groceries, and getting dressed. Dermatomyositis rashes often affect large portions of a patient’s body including the scalp and are often disfiguring and painful. No targeted therapies are approved for DM, and a majority of patients require high-dose chronic oral corticosteroids.

About the VALOR Study
VALOR was the longest and largest interventional DM study ever conducted, enrolling 241 subjects globally. Subjects were randomized 1:1:1 to brepocitinib 30 mg, brepocitinib 15 mg and placebo, with one-year of double-blind treatment. The primary endpoint was the difference at week 52 between brepocitinib and placebo in mean Total Improvement Score (TIS), a composite endpoint of multiple measures of DM disease activity.

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. EDT on Wednesday, September 17, 2025, to discuss the Phase 3 results for brepocitinib in dermatomyositis. To access the conference call by phone, please register online using this registration link. The presentation and webcast details are available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.

About Priovant

Priovant Therapeutics is a biotechnology company dedicated to developing novel therapies for autoimmune diseases with high morbidity and few available treatment options. The company’s lead asset is brepocitinib, a dual selective inhibitor of TYK2 and JAK1. Through dual TYK2/JAK1 inhibition, brepocitinib distinctively suppresses key cytokines linked to autoimmunity—including type I IFN, type II IFN, IL-6, IL-12, and IL-23—with a single, targeted, once-daily oral therapy. Brepocitinib recently generated positive Phase 3 data in dermatomyositis, and an NDA submission is planned for the first half of 2026. Brepocitinib is also being evaluated in non-infectious uveitis (Phase 3) and cutaneous sarcoidosis (Phase 2).

About Roivant
Roivant (Nasdaq: ROIV) is a biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Roivant’s pipeline includes brepocitinib, a potent small molecule inhibitor of TYK2 and JAK1 in development for the treatment of dermatomyositis, non-infectious uveitis and cutaneous sarcoidosis; IMVT-1402 and batoclimab, fully human monoclonal antibodies targeting FcRn in development across several IgG-mediated autoimmune indications; and mosliciguat, an inhaled sGC activator in development for pulmonary hypertension associated with interstitial lung disease. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. Beyond therapeutics, Roivant also incubates discovery-stage companies and health technology startups complementary to its biopharmaceutical business. For more information, visit https://roivant.com.

Roivant Forward-Looking Statements
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Contacts:

Investors
Keyur Parekh
keyur.parekh@roivant.com

Media
Stephanie Lee
stephanie.lee@roivant.com

Priovant
Daniel Herz Roiphe
daniel.herz-roiphe@priovant.com